Exhibit 99.1

For Immediate Release

Dorman Products, Inc. Reports Fourth Quarter and Fiscal 2017 Results,

Issues Fiscal 2018 Guidance

Highlights:

•	Diluted earnings per share (EPS) of $0.65 on a GAAP basis, including $0.22 per share in tax and acquisition-related charges, compared to $0.83 last year. Adjusted diluted EPS of $0.87, up 5% compared to $0.83 last year

•	Completed the acquisition of MAS Automotive Distribution Inc. (MAS)

•	The company expects 2018 net sales growth between 6%-9% and expects diluted EPS of between $4.00 and $4.23 on a GAAP basis and Adjusted diluted EPS of between $4.10 and $4.32, or between a 22% and 28% growth rate.

COLMAR, PA (February 26, 2018) – Dorman Products, Inc. (NASDAQ:DORM), a leading supplier in the automotive aftermarket, today announced its financial results for the fourth quarter and fiscal year ended December 30, 2017.

4th Quarter Financial Results

The Company reported fourth quarter 2017 net sales of $227.7 million, down slightly compared to net sales of $229.1 million in the fourth quarter of 2016. The MAS acquisition increased 2017 net sales by 3% ($7.0 million), while 2016 fourth quarter results included an extra week and accounted for a 5% year over year decline in revenues.

Net income for the fourth quarter of 2017 was $22.0 million, or $0.65 per diluted share compared to $28.7 million, or $0.83 per diluted share in the prior year quarter. Adjusted net income in the current year fourth quarter was $29.1 million, or $0.87 per diluted share, up 5% compared to $28.7 million, or $0.83 per diluted share in the prior year quarter. Please refer to the Non-GAAP Financial Measures reported in the supplemental schedules.

Fiscal 2017 Financial Results

Fiscal 2017 net sales were $903.2 million, up 5% compared to $859.6 million in 2016. Growth attributable to the MAS acquisition was 1% offset by a 1% decline attributable to one less week’s net sales in fiscal 2017.

Net income for the current fiscal year was $106.6 million, or $3.13 per diluted share compared to $106.0 million, or $3.07 per diluted share in the prior year. Adjusted net income in the current fiscal year was $114.7 million, or $3.37 per diluted share, up 10% compared to $106.0 million, or $3.07 per diluted share in the prior year.

Matt Barton, Dorman Products President and Chief Executive Officer, stated: “the fourth quarter caps off another successful year at Dorman, with record sales and earnings for the company. I would like to thank our 2,000+ world-wide contributors, whose dedication, passion and persistence made this possible.    We executed well in 2017, delivering full year sales growth of 6% (adjusted for one less week in 2017) and Adjusted EPS growth of 10% despite tough end market conditions coupled with inventory reductions at several customers. We launched 4,079 new SKU’s in 2017 ensuring that our future growth prospects remain strong. Sales from new products launched in the last 24 months represented 18% of our total sales in 2017, which is up from 17% in 2016, showcasing our healthy new product pipeline. Our Heavy Duty business continues its strong growth trajectory, growing 31% this year, and is well positioned to continue to deliver strong growth over the next several years. Our Complex Electronics portfolio, which we believe is a key competitive differentiator for us, grew 16% in 2017. We also completed the acquisition of MAS in the fourth quarter, a premium chassis parts company. We believe this acquisition firmly positions us as a leader in the category and provides exciting opportunities for growth in the future.”

Barton continued: “we remain bullish on the Automotive Aftermarket despite slower market growth in 2017.    We believe the market fundamentals remain strong. Miles driven are up and are expected to increase, gasoline prices remain relatively low and the pool of cars aged 6+ years is expected to increase going forward. Our strategy of developing New to the Aftermarket parts will continue to enable our customers to achieve year over year sales growth while offering the end user a high quality alternative to the OE. We believe that this, combined with other growth initiatives, will enable us to grow at a faster rate than the overall market.”

TCJA

We will have a lower corporate tax rate under the TCJA. We anticipate an effective tax rate in 2018 of approximately 24%. The savings from this lower rate will be reduced by a reinvestment of approximately 20% of the realized tax savings back into the business through investment in additional growth initiatives and an enhancement to our employee profit sharing plan.

2018 Guidance

The Company’s full year sales growth is estimated to be in the 6%-9% range for 2018, which includes the net sales contribution from MAS.    Fiscal 2018 EPS on a GAAP basis is expected to be in the $4.00 to $4.23 range. Fiscal 2018 Adjusted EPS is expected to be in the $4.10 to $4.32 range or a 22% to 28% growth rate. EPS benefit from the TCJA (lower effective tax rate) included in this guidance, net of reinvestment in the business, is expected to be in the $0.58 to $0.62 range.    We have not assumed any share repurchases in this guidance. First quarter 2018 net sales growth is expected to be at the lower end of our full year guidance due to non-recurring program launches that occurred in the first quarter of 2017.

Share Repurchases

Under its share repurchase program, Dorman repurchased 223.9 thousand shares of its common stock for $15.7 million at an average share price of $70.23 during the fourth quarter ended December 30, 2017, bringing fiscal year 2017 purchases to 1.0 million shares for $74.7 million at an average price of $74.26.

About Dorman Products

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, , imposition of new taxes or duties, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

Kevin Olsen, Executive Vice President & CFO

kolsen@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		14 Weeks
Fourth Quarter (unaudited)	12/30/17	Pct.*	12/31/16	Pct.
Net sales	$227,719	100.0	$229,097	100.0
Cost of goods sold	136,791	60.1	136,926	59.8
Gross profit	90,928	39.9	92,171	40.2
Selling, general and administrative expenses	47,519	20.9	45,123	19.7
Income from operations	43,409	19.1	47,048	20.5
Other income (expense), net	(124)	0.0	(61)	0.0
Income before income taxes	43,285	19.0	46,987	20.5
Provision for income taxes	21,317	9.4	18,286	8.0
Net income	$21,968	9.6	$28,701	12.5

Diluted earnings per share	$0.65		$0.83

Weighted average diluted shares outstanding	33,605		34,517

	52 Weeks		53 Weeks
Fiscal Year Ended (unaudited)	12/30/17	Pct.*	12/31/16	Pct.*
Net sales	$903,221	100.0	$859,604	100.0
Cost of goods sold	544,572	60.3	521,530	60.7
Gross profit	358,649	39.7	338,074	39.3
Selling, general and administrative expenses	182,409	20.2	169,473	19.7
Income from operations	176,240	19.5	168,601	19.6
Other income (expense), net	348	0.0	(241)	0.0
Income before income taxes	176,588	19.6	168,360	19.6
Provision for income taxes	69,989	7.7	62,311	7.2
Net income	$106,599	11.8	$106,049	12.3

Diluted earnings per share	$3.13		$3.07

Weighted average diluted shares outstanding	34,052		34,598

*	Percentage of sales information does not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)	12/30/17	12/31/16
Assets:
Cash and cash equivalents	$71,691	$149,121
Accounts receivable	241,880	230,526
Inventories	212,149	168,851
Prepaid expenses	7,129	3,116
Total current assets	532,849	551,614
Property, plant & equipment, net	92,692	88,436
Goodwill and other intangible assets, net	88,157	29,788
Deferred income taxes, net	7,884	12,429
Other assets	44,342	29,525
Total assets	$765,924	$711,792

Liabilities and shareholders’ equity:
Accounts payable	$80,218	$72,629
Accrued expenses and other	30,563	31,219
Total current liabilities	110,781	103,848
Other long-term liabilities	20,336	6,302
Shareholders’ equity	634,807	601,642
Total liabilities and shareholders’ equity	$765,924	$711,792

Selected Cash Flow Information (unaudited):

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
(in thousands)	12/30/17	12/31/16	12/30/17	12/31/16
Depreciation, amortization and accretion	$6,256	$5,017	$22,224	$18,907
Capital expenditures	$7,014	$5,169	$24,450	$20,059

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

The Company’s financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, the Company has presented these non-GAAP financial measures because management believes this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing the Company’s results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, and other similar expenses related to acquisitions which the Company has determined are material as well as other items that are not related to the Company’s ongoing performance.

Adjusted Net Income:

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
(unaudited)	12/30/17	12/31/16	12/30/17	12/31/16
Net income (GAAP)	$21,968	$28,701	$106,599	$106,049
Pretax acquisition-related inventory fair value adjustment [1]	592	—	592	—
Pretax acquisition-related intangible assets amortization [2]	349	—	349	—
Pretax acquisition-related transaction costs [3]	769	—	1,079	—
Tax adjustment (related to above items) [4]	(599)	—	(707)	—
Deferred tax asset revaluation related to the TCJA [4]	4,361	—	4,361	—
Tax charge related to pre 2016 state tax matters [4]	1,636	—	2,400	—

Adjusted net income (Non-GAAP)	$29,076	$28,701	$114,673	$106,049

Adjusted Diluted Earnings Per Share:

	13 Weeks		14 Weeks	52 Weeks	53 Weeks
(unaudited)	12/30/17		12/31/16	12/30/17	12/31/16
Diluted earnings per share (GAAP)	$0.65		$0.83	$3.13	$3.07
Pretax acquisition-related inventory fair value adjustment [1]	0.02		—	0.02	—
Pretax acquisition-related intangible assets amortization [2]	0.01		—	0.01	—
Pretax acquisition-related transaction costs [3]	0.02		—	0.03	—
Tax adjustment (related to above items) [4]	(0.02)		—	(0.02)	—
Deferred tax asset revaluation related to the TCJA [4]	0.13		—	0.13	—
Tax charge related to pre 2016 state tax matters [4]	0.05		—	0.07	—

Adjusted diluted earnings per share (Non-GAAP)	$0.87	*	$0.83	$3.37	$3.07
Weighted average diluted shares outstanding	33,605		34,517	34,052	34,598

*	Adjusted diluted earnings per share (Non-GAAP) does not add due to rounding.

[ 1 ] – Pre-tax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value. Such costs were $0.6 million pretax (or $0.4 million after tax) and were included in Costs of Good Sold.

[ 2 ] – Pre-tax acquisition related intangible asset amortization results from allocating the purchase price of material acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Such costs were $0.3 million pretax (or $0.2 million after tax) and were included in Selling, General and Administrative expenses.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

[3] – Pre-tax acquisition related transaction costs include external costs incurred to complete and integrate a material acquisition as well as accretion expenses related to contingent consideration obligations. Such costs were $0.8 million pretax (or $0.5 million after tax) and were included in Selling, General and Administrative expenses.

[4] – These adjustments represent the aggregate tax effect of all nontax adjustments reflected in the table above of $0.6 million. Such items are estimated by applying the Company’s overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate. Also included in Provision for Income Taxes is a revaluation of a net deferred tax asset related to the TCJA and a tax charge related to pre 2016 tax matters.

2018 Guidance:

The Company provided the following guidance ranges related to their fiscal 2018 outlook:

	December 29, 2018
Fiscal Year Ended (unaudited)	Low End	High End
Diluted earnings per share (GAAP)	$4.00	$4.23
Pretax acquisition-related inventory fair value adjustment [1]	0.05	0.05
Pretax acquisition-related intangible assets amortization [2]	0.06	0.06
Pretax acquisition-related transaction costs [1,2]	0.06	0.04
Tax adjustment (related to above items) [3]	(0.07)	(0.06)

Adjusted diluted earnings per share (Non-GAAP)	$4.10	$4.32

Weighted average diluted shares outstanding	33,572	33,572

[1] - Included in Cost of Goods Sold

[2] - Included in Selling, General, and Administrative Expenses

[3] - Included in Provision for Income Taxes